Exhibit 99

             ENTERTAINMENT PROPERTIES REPORTS SECOND QUARTER RESULTS

Kansas City, MO, July 26, 2004, -- Entertainment Properties Trust (NYSE:EPR), today reported financial results for the second quarter ended June 30, 2004.

Total revenues increased 43% to $31.4 million for the quarter as compared to $21.9 million for the same quarter in 2003. Net income available to common shareholders increased 38% to $10.4 million as compared to $7.5 million in the same quarter last year. Net income on a diluted per share basis increased 7% to $0.46 per share from $0.43 per share in the same quarter last year. Funds from operations (FFO) on a fully diluted basis increased 42% to $16.7 million from $11.7 million for the same quarter last year. On a fully diluted basis, FFO per share increased 11% to $0.71 per share from $0.64 per share for the same quarter last year.

David Brain, President and Chief Executive Officer stated, "The continued strong growth of the Company is evident throughout our financial results, but also key this quarter is the progress made in positioning our balance sheet to provide a solid foundation for our future growth."

During the second quarter the Company completed the sale of 3,587,500 shares of common stock in two separate public offerings. On April 20, 2004 the Company issued 2,587,500 common shares in a public offering priced at $33.00 per share. On June 22, 2004 the Company issued 1,000,000 common shares in an underwritten public offering priced at $36.00 per share.

As previously announced, the Company also amended its revolving credit facility with Fleet Bank, increasing the facility size to $150 million, reducing the pricing of loans under the facility and extending the term to three years plus a one-year extension option. In conjunction with the amended credit facility, the Company terminated its $75 million iStar credit facility. As a result of these transactions, the Company incurred debt restructuring charges in the second quarter totaling $1.13 million during the second quarter. The debt restructuring charge consists of the write-off of deferred loan fees of approximately $729,000 and a prepayment penalty of approximately $404,000.

As previously announced, the Company's Board of Trustees declared a cash dividend of $0.5625 per common share for the second quarter, which was paid on July 15, 2004 to common shareholders of record on June 30, 2004. The second quarter cash dividend represents an annualized dividend amount of $2.25 per common share as compared to $2.00 for the prior year. The Company also declared and paid a second quarter cash dividend of $0.59375 on the 9.5% Series A Preferred Shares.

                         ENTERTAINMENT PROPERTIES TRUST
                            Unaudited Financial Data
                      (in thousands except per share data)


                                                                    Three months ended                Six months ended
                                                                         June 30,                         June 30,
                                                                    2004         2003                2004           2003
                                                                 ------------ ------------       -------------  -------------
Rental revenue                                                       $31,426      $21,944            $58,964        $42,402
Other income                                                              23            -                 95            587
                                                                 ------------ ------------       -------------  -------------
Total Income                                                          31,449       21,944             59,059         42,989

Property operating expense                                               484           83              1,125            178
General and administrative expense, excluding amortization
   of non-vested shares below                                          1,486        1,150              2,606          2,006
Costs associated with loan refinancing                                 1,134            -              1,134              -
Interest expense                                                      10,026        7,477             18,844         14,711
Depreciation and amortization                                          5,955        3,857             11,016          7,544
Amortization of non-vested shares                                        340          232                680            463
                                                                 ------------ ------------       -------------  -------------
Income before income from joint ventures and minority interest        12,024        9,145             23,654         18,087

Equity in income from joint ventures                                     182           97                310            188
Minority interest                                                       (490)        (375)              (919)          (750)
                                                                 ------------ ------------       -------------  -------------
  Net income                                                         $11,716       $8,867            $23,045        $17,525

Preferred dividend requirements                                       (1,366)      (1,366)            (2,731)        (2,731)
                                                                 ------------ ------------       -------------  -------------
  Net income available to common shareholders                        $10,350       $7,501            $20,314        $14,794
                                                                 ============ ============       =============  =============

Basic net income per common share                                      $0.47        $0.44               $0.97          $0.86
Diluted net income per common share                                    $0.46        $0.43               $0.94          $0.85



                         ENTERTAINMENT PROPERTIES TRUST
 Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
                      (in thousands except per share data)

                                                                    Three months ended                Six months ended
                                                                         June 30,                         June 30,
FUNDS FROM OPERATIONS:                                              2004          2003               2004           2003
                                                                 ------------  ------------      -------------  -------------
Net income available to common shareholders                          $10,350       $ 7,501           $20,314        $14,794
Add: Real estate depreciation                                          5,906         3,813            10,919          7,454
Add: Share of joint venture depreciation                                  62            32               105             64
                                                                 ------------  ------------      -------------  -------------
Basic funds from operations                                          $16,318       $11,346           $31,338        $22,312
                                                                 ------------  ------------      -------------  -------------

Add: minority interest in net income                                     375           375               750            750
                                                                 ------------  ------------      -------------  -------------
Diluted funds from operations                                        $16,693       $11,721           $32,088        $23,062
                                                                 ============  ============      =============  =============

FFO per common share:   Basic                                          $0.73         $0.66             $1.49          $1.30
                        Diluted                                        $0.71         $0.64             $1.43          $1.26

  Shares used for computation (in thousands):  Basic                  22,211        17,137            20,969         17,106
                                               Diluted                23,551        18,382            22,411         18,332

Other financial information:
Straight-lined rental revenue                                        $   600       $     -           $   969        $     -


(A) Funds from operations (FFO) is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earning per share. FFO is defined as net income (computed in accordance with GAAP), excluding gains and losses from sales of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.

                         ENTERTAINMENT PROPERTIES TRUST
                      Condensed Consolidated Balance Sheets
                                 (in thousands)


                                                 AS OF               AS OF
                                             JUNE 30, 2004     DECEMBER 31, 2003
                                             -------------     -----------------
                                              (unaudited)
ASSETS
Rental properties, net                         $1,050,596        $  887,143
Property under development                         37,315            12,953
Investment in joint ventures                        2,608             1,336
Cash and cash equivalents                          23,688            29,284
Restricted cash                                    13,258             7,738
Intangibles, net                                   10,349               693
Other assets                                       34,004            26,771
                                               ----------        ----------
Total assets                                   $1,171,818        $  965,918
                                               ==========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Common dividends payable                       $   13,535        $    9,829
Preferred dividends payable                         1,366             1,366
Unearned rents                                      2,600               895
Other liabilities                                   7,253             2,864
Long term debt                                    562,499           506,555
                                               ----------        ----------
Total liabilities                                 587,253           521,509

Minority interest                                  21,590            21,630
Shareholders' equity                              562,975           422,779
                                               ----------        ----------
Total liabilities and shareholders' equity     $1,171,818        $  965,918
                                               ==========        ==========



About Entertainment Properties Trust


Entertainment Properties Trust is the only publicly traded real estate investment trust (REIT) focused on the acquisition of high-quality real estate assets leased to leading location-based entertainment operators. Since November of 1997, EPR has acquired more than $1 billion of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 W. Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at WWW.EPRKC.COM.


Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The Company's actual financial condition, results of operations and funds from operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2003 and its prospectus filed under Rule 424(b) of the SEC on June 22, 2004.